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Exhibit 99.2

THE HERTZ CORPORATION

         OFFER TO EXCHANGE
$250,000,000 IN AGGREGATE PRINCIPAL AMOUNT OF 4.250% SENIOR NOTES DUE 2018,
WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED,
FOR ANY AND ALL OUTSTANDING 4.250% SENIOR NOTES DUE 2018 ISSUED ON MARCH 28, 2013

PURSUANT TO THE PROSPECTUS DATED
                    , 2013

        THE EXCHANGE OFFER WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF                    , 2013, UNLESS EXTENDED (SUCH TIME AND DATE, AS THE SAME MAY BE EXTENDED, THE "EXPIRATION DATE"). TENDERS MAY BE WITHDRAWN PRIOR TO THE EXPIRATION DATE.

To Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees:

        As described in the enclosed Prospectus, dated                    , 2013 (as the same may be amended or supplemented from time to time, the "Prospectus"), of The Hertz Corporation, a Delaware corporation (the "Company"), and certain subsidiaries of the Company (the "Guarantors"), and accompanying Letter of Transmittal (the "Letter of Transmittal"), the Company is offering to exchange (the "Exchange Offer") up to $250,000,000 in aggregate principal amount of its 4.250% Senior Notes due 2018 (the "Exchange Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), for any and all of its outstanding 4.250% Senior Notes due 2018 issued on March 28, 2013 (the "Outstanding Notes"), in integral multiples of $2,000 and multiples of $1,000 in excess thereof, upon the terms and subject to the conditions set forth in the enclosed Prospectus and Letter of Transmittal.

        The terms of the Exchange Notes are identical in all material respects (including interest rate and maturity) to the terms of the Outstanding Notes for which they may be exchanged pursuant to the Exchange Offer, except that the Exchange Notes, upon the terms and subject to the conditions set forth in the enclosed Prospectus and Letter of Transmittal, will be registered under the Securities Act, will not contain restrictions on transfer or provisions relating to additional interest, will bear a different CUSIP or ISIN number from the Outstanding Notes and will not entitle their holders to registration rights. The Outstanding Notes are unconditionally guaranteed (the "Old Guarantees") by the Guarantors, and the Exchange Notes will be unconditionally guaranteed (the "New Guarantees") by the Guarantors. Upon the terms and subject to the conditions set forth in the enclosed Prospectus and Letter of Transmittal, the Guarantors offer to issue the New Guarantees with respect to all Exchange Notes issued in the Exchange Offer in exchange for the Old Guarantees of the Outstanding Notes in exchange for which such Exchange Notes are issued in the Exchange Offer. Throughout this letter, unless the context otherwise requires and whether so expressed or not, references to the "Exchange Offer" include the Guarantors' offer to exchange the Old Guarantees for the New Guarantees, references to the "Exchange Notes" include the related New Guarantees and references to the "Outstanding Notes" include the related Old Guarantees.

        Upon the terms and subject to the conditions of the Exchange Offer, the Company will accept for exchange any and all Outstanding Notes validly tendered (and not validly withdrawn) according to the terms of the Prospectus and the Letter of Transmittal. Consummation of the Exchange Offer is subject to certain conditions described in the Prospectus. The Exchange Offer is being made in order to satisfy certain obligations of the Company contained in the exchange and registration rights agreement, dated as of March 28, 2013, by and among the Company, the Guarantors named therein and the representative of the initial purchasers of the Outstanding Notes named therein, relating to the Outstanding Notes.

        WE URGE YOU TO PROMPTLY CONTACT YOUR CLIENTS FOR WHOM YOU HOLD OUTSTANDING NOTES REGISTERED IN YOUR NAME OR IN THE NAME OF YOUR NOMINEE. PLEASE BRING THE EXCHANGE OFFER TO THEIR ATTENTION AS PROMPTLY AS POSSIBLE.

Enclosed are copies of the following documents:

  1.
  The Prospectus;

  2.
  The Letter of Transmittal for your use in connection with the tender of Outstanding Notes and for the information of your clients, including a "Substitute Form W-9" and "Guidelines to Substitute Form W-9" (providing information relating to U.S. federal income tax backup withholding);

  3.
  A form "Notice of Guaranteed Delivery"; and

  4.
  A form letter including a form of "Instructions to Registered Holder from Beneficial Owner" which you may use to correspond with your clients for whose accounts you hold Outstanding Notes that are registered in your name or the name of your nominee, with space provided for obtaining such clients' instructions regarding the Exchange Offer.

        Your prompt action is requested. Please note that the Exchange Offer will expire at 12:00 midnight, New York City time, at the end of                    , 2013, unless the Company otherwise extends the Exchange Offer (such date and time, as the same may be extended, is referred to herein as the "Expiration Date").

        To participate in the Exchange Offer, certificates for Outstanding Notes, together with a duly executed and properly completed Letter of Transmittal or facsimile thereof, or a timely confirmation of a book-entry transfer of such Outstanding Notes into the account of Wells Fargo Bank, National Association (the "Exchange Agent"), at the book-entry transfer facility, together with any required signature guarantees and any other required documents, must be received by the Exchange Agent on or prior to the Expiration Date, as indicated in the Prospectus and the Letter of Transmittal.

        The Company will not pay any fees or commissions to any broker or dealer or to any other persons (other than the Exchange Agent) in connection with the solicitation of tenders of the Outstanding Notes pursuant to the Exchange Offer. However, the Company will pay or cause to be paid any transfer taxes, if any, applicable to the tender of the Outstanding Notes to it or its order, except as otherwise provided in the Prospectus and Letter of Transmittal.

        If holders of the Outstanding Notes wish to tender, but it is impracticable for them to forward their Outstanding Notes and other required documentation or to comply with the book-entry transfer procedures on or prior to the Expiration Date, a tender may be effected by following the guaranteed delivery procedures described in the Prospectus and in the Letter of Transmittal.

        Any inquiries you may have with respect to the Exchange Offer should be addressed to the Exchange Agent at its address and telephone number set forth in the enclosed Prospectus and Letter of Transmittal. Additional copies of the enclosed materials may be obtained from the Exchange Agent.

Very truly yours,

THE HERTZ CORPORATION

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF THE COMPANY OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM IN CONNECTION WITH THE EXCHANGE OFFER, OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS EXPRESSLY CONTAINED THEREIN.

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THE HERTZ CORPORATION